Exhibit 10.4

TRICO BANCSHARES

TRANSACTION BONUS AGREEMENT

THIS TRANSACTION BONUS AGREEMENT (this “Agreement”) is made and entered into on and effective as of August 7, 2014, by and between TriCo Bancshares, a California corporation (“TriCo”), and Richard P. Smith (“Executive”).

RECITALS

WHEREAS, the Compensation Committee of the Board of Directors of TriCo (the “Committee”) has determined that Executive, in his position as President and Chief Executive Officer of TriCo, has played and continues to play an instrumental role in the negotiation and completion of TriCo’s acquisition of North Valley Bancorp (“North Valley”) and its subsidiary North Valley Bank by means of statutory mergers (collectively, the “Merger”) to be effected pursuant to an Agreement and Plan of Merger and Reorganization by and between TriCo and North Valley dated January 21, 2014 (the “Merger Agreement”), and that Executive will have increased duties and responsibilities as President and Chief Executive Officer of the combined businesses following the Merger; and

WHEREAS, the Committee has determined that it is in the best interests of TriCo and its shareholders for Executive to be paid bonuses for such services based upon the completion of the Merger and cost savings in the operation of the North Valley business following the Merger, and has authorized TriCo to enter into the bonus arrangements with Executive set forth in this Agreement;

ACCORDINGLY, it is the desire of TriCo and Executive to enter into this Agreement under which TriCo will pay Executive a bonus upon the completion of the Merger and an additional bonus based on cost savings in the operation of the North Valley business through the end of TriCo’s fiscal year ending December 31, 2015, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of services previously performed and to be performed in the future by Executive for TriCo as well as of the mutual promises and covenants herein contained, Executive and TriCo agree as follows:

1. Merger Completion Bonus. Provided that Executive continues in employment with TriCo through the Effective Date of the Merger, TriCo will pay to Executive a cash bonus in the amount of Two Hundred Twenty-Five Thousand Dollars ($225,000) (the “Transaction Bonus”) on TriCo’s next regular payroll date following such Effective Date, subject to the terms and conditions of this Agreement. If Executive’s employment with TriCo terminates for any reason (including death, disability, by TriCo with or without Cause or by Executive for any reason) prior to the Effective Date of the Merger, or if the Merger does not occur on or before December 31, 2014, Executive shall not earn and shall not receive a Transaction Bonus hereunder.

2. Performance Bonus.

(a) Provided that Executive continues in employment with TriCo through the last day of TriCo’s fiscal year ending December 31, 2015, TriCo will pay to Executive a cash bonus in the amount of Two Hundred Twenty-Five Thousand Dollars ($225,000) (the “Performance Bonus”) subject to TriCo achieving the cost savings set forth on Exhibit A hereto from the operation of the North Valley business on or before the end of TriCo’s fiscal year ending December 31, 2015 (the “Performance Period”), subject to the terms and conditions of this Agreement. In the sole and absolute discretion of the Committee, extraordinary cost items may be included in or excluded from the computation of such cost savings, and adjustments may be made to the cost savings target due to changes in business conditions, in order to prevent any unintended enlargement or dilution of Executive’s rights under this Agreement.

(b) If Executive’s employment with TriCo terminates for any reason (including death, disability, by TriCo with or without Cause or by Executive for any reason) prior to the last day of TriCo’s fiscal year ending December 31, 2015, Executive shall not earn and shall not receive a Performance Bonus hereunder.

(c) TriCo shall pay the Performance Bonus in cash on or before March 15, 2016.

3. Withholding and Employment Taxes. All amounts payable to Executive hereunder shall be subject to all federal, state, local and other withholding and employment taxes as required by applicable law.

4. Termination. This Agreement shall terminate, and, notwithstanding any other provision of this Agreement, no Transaction Bonus or Performance Bonus shall be earned or paid hereunder, upon the earlier of (i) termination of Executive’s employment with TriCo prior to the Effective Date of any Merger, or (ii) December 31, 2014, if no Merger has occurred prior to such date. Additionally, this Agreement shall terminate (following the occurrence of a Merger and payment in full of any Transaction Bonus earned), and, notwithstanding any other provision of this Agreement, no Performance Bonus shall be earned or paid hereunder upon termination of Executive’s employment with TriCo for any reason prior to December 31, 2015.

5. No Right to Continued Employment. Although this Agreement is intended to provide Executive with additional incentives to remain in the employ of TriCo, this Agreement shall not be deemed to constitute a contract of employment between Executive and TriCo nor shall any provision of this Agreement restrict the right of TriCo to terminate Executive’s employment or restrict the right of Executive to terminate employment. Executive’s employment with TriCo shall continue to governed by the terms and conditions of the Amended Employment Agreement between TriCo and Executive dated March 28, 2013, as such Amended Employment Agreement may be amended from time to time by the parties (the “Employment Agreement”).

6. Assignment Prohibited. Executive shall have no power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any Transaction Bonus or Performance Bonus payable hereunder. In the event Executive attempts assignment, commutation, hypothecation, transfer or disposal of all or any portion of any Transaction Bonus or Performance Bonus payable hereunder, such attempted assignment, commutation, hypothecation, transfer or disposal of any Transaction Bonus or Performance Bonus shall be void, and TriCo shall have no obligation to make payment of such Transaction Bonus or Performance Bonus pursuant to this Agreement.

7. Successors. This Agreement shall inure to the benefit of, and be enforceable by, TriCo and its successors and assigns and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notices. All notices and other communications of any kind that either Executive or TriCo may be required or may desire to serve on the other party hereto in connection with this Agreement shall be in writing and shall be delivered in accordance with the provisions of Section 9 of the Employment Agreement.

9. Arbitration of Claims. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof shall be resolved by binding arbitration under the California Arbitration Act in accordance with the provisions of Section 13 of the Employment Agreement, including but not limited to such provisions pertaining to venue, costs and attorneys’ fees, and entry of judgment upon an arbitration award in any court of competent jurisdiction.

10. Headings. The captions and headings in this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.

11. Amendment. This Agreement may be amended or revoked only with the mutual written consent of Executive and TriCo.

12. Severability. If an arbitrator, court or other body of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, that provision will be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, or, if it is not possible to so adjust such provision, this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. The invalidity and unenforceability of any particular provision of this Agreement shall not affect any other provision hereof, and all other provisions of the Agreement shall be valid and enforceable to the fullest extent possible.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California, without regard or reference to the rules of conflicts of law that would require the application of the laws of any other jurisdiction.

14. Entire Agreement. This Agreement, together with applicable provisions of the Employment Agreement, is the complete agreement of the parties on the subject set forth herein. This Agreement, together with the Employment Agreement, supersedes any prior or contemporaneous oral or written agreement or understanding on such subject. No party is relying on any representations, oral or written, on the subject of the effect, enforceability, or meaning of this Agreement, except as specifically set forth in this Agreement.

15. Opportunity To Consult With Own Advisors. Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his own choosing, including, without limitation, legal counsel, accountants and tax advisors, regarding (i) the Transaction Bonus and Performance Bonus available to Executive under the terms of this Agreement, (ii) the terms and conditions which may affect the amount of and Executive’s right to any Transaction Bonus or Performance Bonus, and (iii) the personal tax effects of any Transaction Bonus or Performance Bonus payable to Executive under the terms of this Agreement, including, without limitation, the effects of any federal or state taxes, Sections 280G and 409A of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to any Transaction Bonus or Performance Bonus, which in any of the foregoing instances Executive acknowledges and agrees shall be the sole responsibility of Executive notwithstanding any other term or provision of this Agreement. Executive further acknowledges and agrees that TriCo shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to Executive and further specifically waives any right for Executive and his or her heirs, beneficiaries, legal representatives, agents, successors, and assigns to claim or assert liability on the part of TriCo related to the matters described above in this section. Executive further acknowledges and agrees that Executive has read, understands and consents to all of the terms and conditions of this Agreement, and that Executive enters into this Agreement with a full understanding of its terms and conditions.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, effective as of the date set forth in the first paragraph hereof.

TRICO BANCSHARES		EMPLOYEE

By	/s/ William J. Casey	/s/ Richard P. Smith
	William J. Casey Chairman	Richard P. Smith

Address of TriCo:		Address of Employee:

63 Constitution Drive		_____________________
Chico, California 95973		_____________________

EXHIBIT A

PERFORMANCE BONUS CRITERIA AND FORMULA

Performance Bonus is to be paid if and only if Noninterest Expense cost savings of $14.543 million or more are achieved in the operation of the North Valley business during the Performance Period from the current annual run rate of such Noninterest Expenses, which is $36.144 million. Such current annual run rate and projected cost savings of such Noninterest Expenses are set forth in the Pro Forma Income Statement for Cost and Revenue Synergies attached hereto.

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